Free Writing Prospectus
Filed Pursuant to Rule 433
Dated October 29, 2013
Registration Statement No. 333-182371-01

**PRICING DETAILS** $750mm BMW Vehicle Owner Trust (BMWOT) 2013-A

JOINT BOOKS: Credit Suisse (str), JPM               Public/SEC Registered         CO-MANAGERS: BC, C, Mizuho, RBS
* Will not grow *

CLS	$AMT(mm)	WAL	M/F	WIN	L.FINAL	BNCH	SPRD	YLD%	CPN	$ PRICE
A-1	215.000	0.29	P-1/F-1+	1-8	10/27/14	IntL		0.23%		100-00
A-2	221.000	0.99	Aaa/AAA	8-17	02/25/16	EDSF	+12	0.414	0.41	99.99641
A-3	265.000	2.14	Aaa/AAA	17-38	11/27/17	IntS	+20	0.672	0.67	99.99775
A-4	49.000	3.40	Aaa/AAA	38-47	04/27/20	IntS	+29	1.126	1.12	99.98878

* Expected Settle:11/06/13	* Format:Public/SEC Registered	* First Pay Date: 11/25/13

* Min Denoms:$1,000 by $1,000	* Expected Ratings: Moody's, Fitch	* Pricing Speed:1.3% ABS to 5% Call
* Bill & Deliver: Credit Suisse	* Timing: Priced
* Intexnet Dealname:csfbmw_2013_a_mkting		Entry Code: 9J2U

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BMW FS Securities LLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.Before you invest, you should read the prospectus in that registration statement and the other documents BMW FS Securities LLC has filed with the SEC for more complete information about BMW FS Securities LLC and this offering.You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.Alternatively, BMW FS Securities LLC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-221-1037.